22 May 1995

Nuclear Metals, Inc.
2229 Main Street
Concord, MA 01742

Attn: Mr. Donald T. King


Reference: P.O. F45835, M829A2 Penetrator Award

Gentlemen:

This letter is issued to confirm the award of a requirements subcontract (Purchase Order Number F45835) to Nuclear Metals, Inc. (NMI) for approximately **** Penetrators for the U.S. Government Program Year 2 (PY2) at a firm price of **** each. This award includes an option for PY3 of approximately **** each; an option for PY4 of approximately **** each; an option for PY5 of approximately **** each: and an extended option for PY3, PY4, and PY5 of **** each, all at a firm price of **** each. The foregoing quantities will be adjusted to be equal to **** of the actual quantities in the **** Government prime contract award.

Olin Flinchbaugh will confirm this letter subcontract with a formal subcontract/purchase order within 90 days of NMI countersigning this letter subcontract.

NMI will have in place and provide Olin Flinchbaugh an irrevocable **** letter of credit within 90 days of NMI countersigning this letter subcontract.

This letter subcontract is not effective until above required letter of credit has been approved by Olin Flinchbaugh. NMI agrees to not begin work under this subcontract until the letter of credit is in place and has been provided to Olin Flinchbaugh and has been approved by Olin. Olin will not unreasonably withhold approval.

Quality/SPC Audits: Prior to initiation of production under this subcontract, NMI's PCDs must be reviewed and receive approval by Olin Flinchbaugh, and possibly the Government, and both Mil-Q-9858A and Statistical Process Control audits must be performed and approvals issued by Olin Flinchbaugh, as previously noted in our letters of 2 December 1994 and 16 January 1995.

Technical Data: The technical data applicable to this subcontract is as follows (this list is based on current revision levels, some of which are advanced from the bid levels, and which are subject to change at the time of Government contract award):

**** Confidential Treatment Requested

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     + Purchase Specification A34124, Rev. none
     + Drawing 12944262, Rev. B
     + QAP 12944264, Rev. C

Nuclear Metals, Inc. - page 2 -

     + SDRL #F45452, 6/16/94, Items A008, A010, A013, A015, A018, A019,
       A022, A026, A030, B001, B002, B003, C005, C014 and associated Data
       Item Descriptions (DIDs).

     + Technical Data Package List (TDPL) 12944257, Rev R05, dated 16 Feb 95,
       Projectile, 120 mm, APFSDS-T, M829A2.

Delivery Schedule: The quantities and dates shown are approximate and subject to adjustment based on time of approval of the letter of credit, Government contract quantities and schedules, lot size definitions, and other relevant factors. Delivery dates shall be interpreted to mean the date the material is due on our dock in Red Lion, PA.

                    Quantity
Year      Lot#      Per Del.      Sub-lot A      Sub-lot B      Sub-lot C
----      ----      ---------     ---------      ---------      ---------
PY2         1         ****           ****           ****           ****
            2         ****           ****           ****           ****

Option Quantities -

PY3         3         ****           ****           ****           ****
            4         ****           ****           ****           ****

PY4         5         ****           ****           ****           ****
            6         ****           ****           ****           ****

PY5         7         ****           ****           ****           ****
            8         ****           ****           ****           ****

Government Furnished Materials: The Government will furnish **** pounds of Unalloyed Depleted Uranium Armor Scrap per penetrator ordered for use in the performance of this subcontract. This material will be delivered within 30 days of the Government award of the prime contract. This material must be used on each production lot under this subcontract, without change in blend of materials. No other materials are authorized for use in production under this subcontract.

**** Confidential Treatment Requested

Source Inspection: Olin Flinchbaugh and Government source inspection will be required prior to each shipment from your plant. Upon receipt of this order promptly notify the Government representative who normally services your plant so that appropriate planning for Government inspection can be made.

Demilitarization: Demilitarization must result in complete destruction or mutilation of the item. Disposition will be via scrap only.


Nuclear Metals, Inc. - page 3 -

Priority Rating: The award from the Government is expected to contain a Defense Priorities and Allocations Systems (DPAS) rating of DX-A4.

Scheduling Controls: NMI will not perform work in advance of that required to meet delivery schedule, unless specifically requested by Olin Flinchbaugh in writing to do so. Materials will not be assigned to the subcontract in advance of actual need in production based on a normal production schedule. Accelerated or partial deliveries will not be accepted, unless requested by Olin Flinchbaugh in writing. Accelerated deliveries are any deliveries more than 15 days prior to the subcontract delivery requirement. Source inspection will not be performed earlier than needed to meet the required delivery schedule.

Reporting: NMI will provide a "line of balance" chart prior to initiation of production and update it monthly to show planned production and material acquisition as it relates to the required delivery schedule. NMI will provide bi-weekly status reports to show actual status against this planning chart.

Progress Billings: Progress billings are acceptable, but must be consistent with the actual performance in accordance with the above limitations. Progress billings will be at the rate of 80%. NMI will undertake any reasonable steps to provide Olin Flinchbaugh assurances that work is progressing appropriately and that funding is being requested only for completed work or for work in process according to schedule.

Terms and Conditions: In addition to the above, the terms and conditions in the following listed documents are applicable to this subcontract:

     Olin Flinchbaugh Special Terms and Conditions Applicable to
     Purchase Orders Under Government Contracts, Form FP-03, dated 11 January 1994;

     Federal Acquisition Regulations (FAR) Clauses, Olin Flinchbaugh Flysheet FAR-0043, Revision I, dated 04/07/95;

     Standard Notes Applicable to Flinchbaugh Purchase Orders, Flysheet #790-9, dated January 24, 1995:


OLIN ORDNANCE                          Accepted By
Flinchbaugh Operations                 NUCLEAR METALS, INC.

M. Edward Shue
Senior Buyer                           _______________________________________